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                                  NORTH VALLEY
                                    BANCORP


North Valley Bancorp Named 28th in Top Publicly Traded Community Banks in U.S., 5th in California

         August 24, 2004 - REDDING, CA - U.S. Banker magazines' July 2004 edition has ranked North Valley Bancorp (NASDAQ: NOVB), 28th in the country on their "Top Publicly Traded Community Banks" list. U.S. Banker's annual performance ranking lists the top 200 banks and thrifts with assets under one billion dollars and ranks them based on each company's three-year average rate of return on equity. North Valley Bancorp's three year average return on equity of 15.7% also ranks fifth among California banks in the same peer group.

         Additionally, North Valley Bancorp, a bank holding company headquartered in Redding, California with $734 million in assets as of June 30, 2004, previously reported receiving regulatory approval from the Federal Reserve Bank and FDIC to acquire Woodland, California-based Yolo Community Bank. The transaction has also received approval from the California Department of Financial Institutions and is expected to close by the end of August 2004.

         Upon completion of the transaction, Yolo will operate as a wholly owned subsidiary of North Valley Bancorp under the name "Yolo Community Bank". Yolo has branches located in Roseville, Fairfield, and Woodland, California. On a combined basis, the Company will operate 23 branches and have approximately $850 million in total assets.

         North Valley Bancorp is a bank holding company headquartered in Redding, California. North Valley Bank operates thirteen commercial banking offices in Shasta and Trinity Counties in Northern California including two in-store supermarket branches and a Business Banking Center. Six Rivers Bank, a division of NVB, operates seven commercial banking offices in Humboldt, Del Norte, and Mendocino Counties. North Valley Bancorp, through its subsidiary North Valley Bank, offers a wide range of consumer and business banking deposit products and services including Internet banking and cash management services. In addition to these depository services, North Valley Bank engages in a full complement of lending activities including consumer, commercial and real estate loans, with particular emphasis on short and medium term loans and installment loans through the Dealer Finance Division. NVB has SBA Preferred Lender status and provides investment services to its customers through an affiliated relationship.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management's assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained the periodic reports filed by the Company with the Securities and Exchange Commission, should be carefully considered when evaluating the business prospects of the Company. North Valley Bancorp undertakes no obligation to update any forward-looking statements contained in this release.

For further information contact:

North Valley Bancorp:
Michael J, Cushman, President and CEO
Edward J. Czajka, EVP and CFO
(530) 226-2900